EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

FONAR CORPORATION,

FONAR, LLC,

and

FONAR ACQUISITION SUB, INC.

Dated as of December 23, 2025

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of December 23, 2025, by and among FONAR Corporation, a Delaware corporation (the “Company”), FONAR, LLC, a Delaware limited liability company (“Parent”), and FONAR Acquisition Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving such merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of (a) common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), (b) Class B common stock, par value $0.0001 per share, of the Company (the “Company Class B Common Stock”), (c) Class C common stock, par value $0.0001 per share, of the Company (the “Company Class C Common Stock”) and (d) Class A non-voting preferred stock, par value $0.0001 per share, of the Company (the “Company Class A Preferred Stock”), will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”), following the unanimous recommendation of a special committee of the Company Board consisting solely of disinterested directors of the Company (the “Special Committee”), has unanimously: (a) determined that it is fair to, and in the best interests of, the Company and the Company’s stockholders, and declared it advisable to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”), and specifically, Section 144 (c) thereof as a “going private” transaction;

WHEREAS, the manager of Parent and board of directors of Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective members and stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the DGCL; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue the Company’s corporate existence under the DGCL as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York, New York time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of the last to be satisfied or waived of the conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place at the offices of Moritt Hock & Hamroff LLP, 400 Garden City Plaza, Garden City, New York 11530, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.07(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until, subject to Section 5.07(a), thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

Section 1.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)       Cancellation of Certain of the Company’s Securities. Each share of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (collectively, “Parent Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)       Conversion of the Company’s Securities Other Than Parent Cancelled Shares. Each share of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Parent Cancelled Shares and Dissenting Shares (which shall be treated in accordance with Section 2.03), will be converted into the right to receive the following amounts, in cash, without interest (collectively, the “Merger Consideration”):

(i)       With respect to each share of Company Common Stock, $19.00 (the “Company Common Stock Merger Consideration”);

(ii)       With respect to each share of Company Class B Common Stock, $19.00 (the “Company Class B Stock Merger Consideration”);

(iii)       With respect to each share of Company Class C Common Stock, $6.34 (the “Company Class C Stock Merger Consideration”); and

(iv)       With respect to each share of Company Class A Non-voting Preferred Stock, $10.50 (the “Company Class A Preferred Stock Merger Consideration”).

(c)       Cancellation of Shares. At the Effective Time, all shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock will no longer be outstanding and all shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.01(a) and Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02.

(d)       Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02 Surrender and Payment.

(a)       Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint Computershare (or an affiliate thereof) as paying agent (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, funds that, , shall be sufficient to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, and Company Class A Preferred Stock represented by the Certificates and the Book-Entry Shares, other than (x) Parent Cancelled Shares and (y) Dissenting Shares, in amounts and at the times necessary for such payments (the “Payment Fund”). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to deposit and/or enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of a Certificate representing shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock as applicable, at the Effective Time, whose Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates and the transfer of any the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.

(b)       Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)       Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation. No gains or losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to either Parent or Surviving Corporation depending on which Person has the continued obligation of paying Merger Consideration after the Payment Fund is terminated.

(d)       Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)       Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f)       Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock as of the one year anniversary of the Effective Time shall be returned to the Surviving Corporation (or, at the option of Parent, Parent to the extent that Parent undertakes the payment obligation in respect of the Merger Consideration after the Payment Fund is terminated), upon demand, and any such holder who has not exchanged shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation or Parent, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof with respect to the payment of the Merger Consideration, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock at such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(g)       Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(h)       No Liability. None of the Company, the Surviving Corporation, Parent, or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Parent Cancelled Shares, and held by a holder (i) who has not voted in favor of adoption of this Agreement or consented thereto in writing and (ii) who is entitled to demand and shall have properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock, as applicable, being referred to collectively as the “Dissenting Shares”) until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.04 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to the Company’s securities that is prohibited by the terms of this Agreement.

Section 2.05 Withholding Rights. Each of the Paying Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.06 Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, or destroyed, the holder of such lost, stolen, or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen, or destroyed Certificate shall also deliver a reasonable indemnity (including the posting of a bond in such reasonable amount as the Surviving Company may direct) against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to such Certificate alleged to have been lost, stolen, or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent (or, after the first anniversary of the Effective Time, the Surviving Corporation), which shall be responsible for making payment for such lost, stolen, or destroyed Certificates pursuant to the terms hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s SEC Documents (as defined in Section 3.04) or the correspondingly numbered Section of the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)       Organization; Standing and Power. The Company and each of the Company’s Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization (except where the failure to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect), and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and the Company’s Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation (including any certificate of designations), by-laws, or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of the Company’s Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries is in violation, in any material respect, of any of the provisions of its Charter Documents.

(c)       Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02 Capital Structure.

(a)       Capital Stock. The authorized capital stock of the Company consists of: (i) 8,500,000 shares of Company Common Stock; (ii) 227,000 shares of Company Class B Common Stock; (iii) 567,000 shares of Company Class C Common Stock; and (iv) 453,000 shares of Company Class A Preferred Stock. As of the date of this Agreement: (A) 6,203,465 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) 34,840 shares of Company Common Stock were issued and held by the Company in its treasury; (C) 146 shares of Company Class B Common Stock (convertible under the terms of the Certificate of Incorporation into 146 shares of Company Common Stock) were issued and outstanding; (D) zero shares of Company Class B Common Stock were held by the Company in its treasury; (E) 382,513 shares of Company Class C Common Stock (convertible under the terms of the Certificate of Incorporation into 127,504 shares of Company Common Stock) were issued and outstanding; (F) zero shares of Company Class C Common Stock were held by the Company in its treasury; (G) 313,438 shares of Company Class A Preferred Stock were issued and outstanding; and (H) ) 1,600 shares of Company Class A Preferred Stock were held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock.

(b)       Stock Awards.

(i)       As of the date of this Agreement, there are an aggregate of 450,177 shares of Company Common Stock reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Benefit Plans. As of the date of this Agreement, there are no shares of Company Common Stock reserved for issuance pursuant to outstanding options. As of the date of this Agreement, there are no Company Equity Award issued or outstanding under the Company Benefit Plans.

(ii)       Except for the Company Benefit Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). As of the date of this Agreement, there are no outstanding: (A) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (B) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A) and (B), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, and Class A Preferred Stock and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued in compliance in all material respects with all applicable securities Laws.

(iii)       As of the date of his Agreement, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of the Company’s Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)       Company Subsidiary Securities. As of the date of this Agreement, there are no outstanding: (i) securities of the Company or any of the Company’s Subsidiaries convertible into or exchangeable for capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of the Company’s Subsidiaries, or obligations of the Company or any of the Company’s Subsidiaries to issue, any capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)       Authority. The Company has all requisite corporate power and authority to enter into and to perform the Company’s obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Requisite Company Vote (as defined in Section 3.22(a)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote and Disinterested Stockholder Approval. The Requisite Company Vote and Disinterested Stockholder Approval are the only votes or consents of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)       Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv) of this Section 3.03(b), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)       Governmental Consents. No consent, approval, license, permission, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq National Market (“Nasdaq”); (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)       Board Approval. The Company Board, following the recommendation of the Special Committee and after commercially reasonable, full disclosure of the interests in the Merger and other transactions contemplated by this Agreement by the interested directors, by resolutions duly adopted by a unanimous vote at a meeting of all disinterested directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting in accordance with Sections 144(c) and 251 of the DGCL; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(e)       Anti-Takeover Statutes. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.04 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)       SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since July 1, 2022 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b)       Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)       Internal Controls. Except as set forth in the Company’s SEC Documents, the Company and each of the Company’s Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company’s Subsidiaries ; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and the Company’s Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and the Company’s Subsidiaries.

(d)       Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to reasonably ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Except as set forth in the Company’s SEC Documents, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and the Company’s Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and the Company’s Subsidiaries.

(e)       Undisclosed Liabilities. The audited balance sheet of the Company dated as of June 30, 2025 contained in the Company SEC Documents filed prior to the date of this Agreement is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of the Company’s Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)       Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 2.03(d) of the SEC’s Current Report on Form 8-K or as described in Instruction 8 to Item 303(b) of Regulation S-K promulgated by the SEC).

Section 3.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of the Company’s Subsidiaries has been conducted in the ordinary course of business in all material respects consistent with past practice in all material respects and there has not been or occurred:

(a)       any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)       any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would require the consent of Parent pursuant to Section 5.01.

Section 3.06 Taxes.

(a)       Tax Returns and Payment of Taxes. The Company and each of the Company’s Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of the Company’s Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of the Company’s Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and the Company’s Subsidiaries through the date of such financial statements. Neither the Company nor any of the Company’s Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)       Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after June 30, 2020.

(c)       Withholding. The Company and each of the Company’s Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)       Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(e)       Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)       Tax Jurisdictions. There are no pending claims by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of the Company’s Subsidiaries is or may be subject to Tax in that jurisdiction.

(g)       Tax Rulings. Neither the Company nor any of the Company’s Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)       Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Company nor any of the Company’s Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of the Company’s Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by, or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement.

(i)       Change in Accounting Method. Neither Company nor any of the Company’s Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)       Post-Closing Tax Items. The Company and the Company’s Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto.

(k)       Ownership Changes. Without regard to the Merger or the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l)       Section 355. Neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m)       Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.07 Intellectual Property.

(a)       Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, specifying as to each as applicable, the name of the current owners, jurisdictions, and application or registration numbers, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b)       Right to Use; Title. Except as set forth on Section 3.07 (b) of the Company Disclosure Letter, the Company or one of the Company’s Subsidiaries is the sole and exclusive legal and beneficial owner, or has, pursuant to a valid existing license agreement with the Estate of Raymond Damadian, of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and the Company’s Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)       Validity and Enforceability. The Company and the Company’s Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company’s Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)       Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating or misappropriating any Company IP.

(e)       IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of the Company’s Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company’s Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)       Company IT Systems. The Company and its Subsidiaries have taken commercially reasonable efforts to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)       Privacy and Data Security. The Company and each of the Company’s Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s and the Company’s Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08 Compliance; Permits.

(a)       Compliance. The Company and each of the Company’s Subsidiaries are and, since July 1, 2022, have been in material compliance with, all Laws or Orders applicable to the Company or any of the Company’s Subsidiaries or by which the Company or any of the Company’s Subsidiaries or any of their respective businesses or properties is bound.

(b)       Permits. The Company and the Company’s Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, Consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of the Company’s Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company’s Subsidiaries is and, since July 1, 2022, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09 Litigation. Except as set forth on Section 3.09 of the Company Disclosure Letter, there is, and since July 1, 2022 there has been, no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of the Company’s Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $500,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of the Company’s Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity, arbitrator, or other tribunal, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are, and since July 1, 2022 there have been, no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to Marshall & Stevens Transaction Advisory Services LLC (the “Special Committee Independent Valuation Consultant”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, neither the Company nor any of the Company’s Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11 Related Person Transactions. Since July 1, 2022, there have been no transactions, or series of related transactions, agreements, arrangements, or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements, or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date of this Agreement.

Section 3.12 Employee Benefit Issues.

(a)       No Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes (or is required to contribute) to, or has in the past six (6) years sponsored, maintained or contributed (or been required to contribute) to, or otherwise has ever had any current or contingent liability or obligation in respect of (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any benefit plan that is or was, any employee benefit plan subject to Title IV of ERISA, Sections 412 or 430 of the Code, or Section 302 of ERISA, (ii) a multiemployer plan, as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(b)       Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has a pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and with applicable Laws, including ERISA and the Code; (ii) no Legal Action, claim or litigation is pending with respect to any Company Benefit Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no such Legal Action, claim or litigation is threatened; (iii) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in connection with any Company Benefit Plan; (iv) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan; (v) all contributions, reimbursements, premiums and benefit payments that have become due with respect to each Company Benefit Plan have been timely made or paid and all such amounts for any period ending on or before the Closing Date that are not yet due have been made, paid or properly accrued; and (vi) neither the Company nor any Subsidiary of the Company has incurred any Tax or other penalty (whether or not assessed) pursuant to Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code nor do any facts or circumstances exist that would reasonably be expected to result in any such Tax or penalty.

(c)       Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (either alone or together with any other event): (i) result in, or cause the accelerated vesting, funding, timing or delivery of, or increase the amount or value of, any payment, compensation or benefit to any current or former employee, officer, director, consultant or other individual service provider of the Company or any Subsidiary of the Company, (ii) require a contribution by the Company or any Subsidiary of the Company to any Company Benefit Plan; (iii) restrict the ability of the Company or any Subsidiary of the Company to merge, amend or terminate any Company Benefit Plan; (iv) result in the forgiveness of any employee or service provider loan; (v) result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code), or (vi) result in a requirement to pay any tax ”gross-up” or similar “make-whole” payments to any current or former employee, officer, director, consultant or other individual service provider of the Company or any Subsidiary of the Company.

(d)       No Company Benefit Plan provides for, and neither the Company nor any Subsidiary of the Company has any current or contingent obligation to provide, post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state applicable Law.

(e)       Each Company Benefit Plan that is a ”non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been maintained in documentary and operational compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

(f)       Neither the Company nor any Subsidiary of the Company has any current or contingent obligation to indemnify, ”gross-up,” reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code.

Section 3.13 Employees, Labor Matters. Neither the Company nor any Subsidiary of the Company is a party to, bound by, any Labor Agreement other than in the ordinary course of business and no such Labor Agreements are being negotiated; and no labor union currently represents, or has requested or, to the Knowledge of the Company, has sought to represent any of the employees of the Company or any Subsidiary. In the past three years, (i) neither the Company nor any Subsidiary of the Company has been subject to any charge, demand, petition or representation Legal Action seeking to compel, require or demand it to bargain with any labor union (ii) nor has there been any pending or threatened unfair labor practice charge, material labor grievance, material labor arbitration, labor strike or lockout, work stoppage, slowdown, picketing, hand billing, or other material labor dispute against or involving the Company or any Subsidiary of the Company, and no such matters are currently pending or, to the Knowledge of the Company, threatened.

Section 3.14 Rights Agreement; Anti-Takeover Provisions.

(a)       The Company is not party to a rights agreement, “poison pill” or similar agreement or plan that would have the effect of preventing the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b)       Assuming the satisfaction of the conditions set forth in Section 6.01, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Constituent Documents is, or at the Effective Time will be, applicable to the Company or the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

Section 3.15 Real Property and Personal Property Matters.

(a)       Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries.

(b)       Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”) and the address for each Company Leased Real Property.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have a valid leasehold interest in the Company Leased Real Property as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted. Neither the Company or any of its Subsidiaries nor any other party to the Real Property Leases is in breach or default in any material respect under any Real Property Lease.

(d)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have title to, or a valid leasehold interest in, all material tangible personal property as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted.

Section 3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)       The Company and its Subsidiaries are, and for the past three years have been, in compliance with all Environmental Laws;

(b)       The Company and its Subsidiaries hold, and have for the past three years held, all Environmental Permits required for the operation of the business of the Company and its Subsidiaries and are, and for the past three years have been, in compliance with the terms and conditions of such Environmental Permits;

(c)       No claim or Legal Action is pending, or to the Knowledge of the Company, threatened in writing against the Company and its Subsidiaries alleging, and none of Company and its Subsidiaries have received any unresolved written notice or Order relating to, a violation of, or liability under, any Environmental Law;

(d)       To the Knowledge of the Company, no Hazardous Substance has been released, treated, stored, disposed of, arranged for disposal, transported, handled or exposed to any Person in a manner or amount that has resulted or would reasonably be expected to result in liability to the Company and its Subsidiaries under Environmental Laws; and

(e)       The Company and its Subsidiaries have not assumed by contract or provided an indemnity with respect to any liability of any other Person arising under Environmental Laws or relating to Hazardous Substances

Section 3.17 Material Contracts.

(a)       As of the date hereof, except (x) as filed as exhibits to the Company SEC Documents, and (y) for this Agreement and the other agreements entered into in connection with the transactions contemplated hereby, Section 3.17 of the Company Disclosure Letter sets forth a list of agreements that the Company or its Subsidiaries are party to or are bound by:

(i)       that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)       (A) containing a covenant limiting in any material respect the ability of the Company or any Subsidiary of the Company to compete or engage in any line of business or to compete with any Person in any geographic area, or (B) containing any “most favored nation” or “exclusivity” provisions that is material to the Company and its Subsidiaries taken as a whole;

(iii)       relating to or evidencing indebtedness of the Company or any Subsidiary of the Company in excess of $1,000,000 (excluding, for the avoidance of doubt, intercompany loans solely between the Company and any of its wholly-owned Subsidiaries or solely between or among any wholly-owned Subsidiaries of the Company);

(iv)       that is a material license granted by the Company or any Subsidiary of the Company to Company Intellectual Property, other than (A) non-exclusive licenses granted to customers in the ordinary course of business, (B) employee, contractors, and consulting agreements entered into in the ordinary course of business, and (C) material contracts set forth in Section 3.17(a)(i) of the Company Disclosure Schedule;

(v)       that is a material license of the rights of any third party granted to the Company or any Subsidiary of the Company, including that arises out of any material Intellectual Property-related dispute (including any co-existence agreement), other than (A) Contracts for commercially available software involving payments of less than $1,000,000 annually, (B) employee, contractor, and consulting agreements entered into in the ordinary course of business, and (C) material contracts set forth in Section 3.17(a)(i);

(vi)       primarily relating to the acquisition, ownership, or development of any material Company Intellectual Property, other than Contracts with shareholders, directors, officers, employees, contractors and other representatives of the Company that assign rights in Intellectual Property from such individuals to one of the Company and its Subsidiaries;

(vii)       that is a collective bargaining agreement, works council agreement, labor agreement, or other Contract with a labor union (each, a “Labor Agreement”);

(viii)       that is a settlement, conciliation or similar Contract (A) with any Governmental Entity, (B) pursuant to which the Company or any Company Subsidiary will have any material outstanding obligation or restriction after the date of this Agreement, or (C) that contains payment obligations of the Company or any of its Subsidiaries in excess of $500,000;

(ix)       relating to the disposition or acquisition of assets by the Company or any Subsidiary (A) in the past three years, with a value or purchase price greater than $1,000,000 or (B) pursuant to which any potential earn-out, deferred or contingent payment obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties) or otherwise survive as of the date hereof that would reasonably expected to result in the receipt or making by the Company or any of its Subsidiaries of future payments in excess of $500,000;

(x)       that is a joint venture entity, a legal partnership or similar arrangement (excluding commercial agreements that do not involve the formation of an entity with any third Person);

(xi)       that provides for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent;

(xii)       that provides for accelerated vesting in connection with a change of control or otherwise in connection with the Merger or the transactions contemplated hereby (including as a result of any termination of employment following a change of control or the Merger); and

(xiii)       that obligates the Company or any Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $500,000.

(b)       Each Contract of the type described in Section 3.17(a), whether or not set forth in Section 3.17(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract”. Except for Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are (i) valid and binding on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (ii) in full force and effect, except (A) as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity and (B) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary of the Company has, and, to the Knowledge of the Company, none of the other parties thereto have, breached, violated any provision of, or committed or failed to perform any act under, and no event or condition exists, which (with or without notice, lapse of time or both) would constitute a default under, the provisions of any Material Contract, except in each case for those violations, acts (or failures to act) and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and, as of the date hereof, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing. No event has occurred or circumstances exist that (with or without notice, lapse of time or both) would constitute such a breach or default pursuant to any Material Contract or permit the termination or modification thereof or permit the acceleration or maturity of performance thereof, by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, except for immaterial breaches and defaults. Since June 30, 2025, the Company has not received written notice from any Person that such Person intends to modify in any material respect, terminate, or not renew, any Material Contract.

Section 3.18 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; and (b) neither the Company nor any of its Subsidiaries is in breach of or default under any of such insurance policies;

Section 3.19 Proxy Statement and Schedule 13E-3. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, at the time it is filed with the SEC in definitive form, at the time it (or any amendment or supplement thereto) is first disseminated to the Company’s stockholders, or at the time of the Company Stockholders Meeting, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.20 Fairness Opinion. The Company has received the opinion of the Special Committee Independent Valuation Consultant dated December 23, 2025 (the “Fairness Opinion”) (and has provided a copy of such opinion to Parent). The Fairness Opinion states that, as of the date of the Fairness Opinion and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, and Class A Preferred Stock and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

Section 3.21 Absence of Undisclosed Liabilities. The Company and the Company’s Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, required to be reflected on or reserved against in a balance sheet in accordance with GAAP except (a) liabilities and obligations in the respective amounts reflected on or reserved against in the consolidated balance sheet of the Company and its Subsidiaries included in the Company’s financial statements forming a part of the Company’s SEC Documents, as filed with the SEC, (b) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since June 30, 2025, (iii) liabilities and obligations incurred pursuant to the performance of Company Contracts, and (iv) liabilities and obligations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.22 Stockholder Approval; Voting Agreements.

(a) DGCL Stockholder Voting Authorization and Disinterested Stockholder Approval. This Agreement requires, as a condition to the Closing, (i) the affirmative vote, at the Company Stockholders Meeting, of shares representing a majority of the Company’s Capital Stock outstanding and entitled to vote, voting together as a single class, after giving effect to the respective voting powers of each class of Company Capital Stock (the “Company Stockholder Approval”), and (ii) the affirmative vote, at the Company Stockholders Meeting, of a majority of the votes cast by disinterested stockholders of their shares of Company Capital Stock, voting together as a single class after giving effect to the respective voting powers of each class of Company Capital Stock (the “Disinterested Stockholder Approval” and together with the Company Stockholder Approval, the “Requisite Company Vote”), in each instance, in favor of the approval and adoption of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

For purposes of evaluating whether the Disinterested Stockholder Approval has been obtained, the Company shall exclude any votes cast at the Company Stockholders Meeting by Parent, other members of Acquisition Group and any other stockholder that does not qualify as a “disinterested stockholder” for purposes of Section 144(c) of the DGCL.

(b) Voting Agreements by Parent Members. The Company has entered into, and delivered to Parent, copies of duly executed voting agreements (“Voting Agreements”), in form and substance satisfactory to the Company and Parent, whereby the persons executing such Voting Agreements have agreed to vote the shares of Company Common Stock, Company Class B Common Stock, and Company Class C Common Stock, constituting an aggregate of 6,622,872 voting securities held by them, in favor of the Merger at the Company Stockholder Meeting.

Section 3.23 Investment Company. None of the Company or any Subsidiary is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization. Each of Parent and Merger Sub is a limited liability company or corporation duly formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)       Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)       Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c)       Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act or other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d)       Approval.

(i)       The Manager of Parent by resolutions duly adopted, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s members, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

(ii)       The board of directors of Merger Sub, by resolutions duly adopted, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

Section 4.03 Company Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied in writing by Parent or Merger Sub or any of Parent’s Representatives for inclusion in the Company Proxy Statement will at the time of the mailing of the Company Proxy Statement to the stockholders of the Company, at the time of the Company Stockholders Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied in writing by Parent or Merger Sub or any of Parent’s Representatives for inclusion in the Schedule 13E-3 filed with the SEC concurrently with the filing of the Company Proxy Statement, will at the time of such filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form in all material respects with all applicable Laws. No Person other than those disclosed in the Schedule 13E-3 is required to file the Schedule 13E-3, and no disclosure regarding any other Person is required to be included in the Schedule 13E-3.

Section 4.04 Financial Capability.

(a)       Debt and Equity Commitments. Parent has delivered to the Company true, correct, and complete copies of (i) executed debt commitment letters or subscription agreements (together with all exhibits, schedules, annexes, term sheets, and related fee letters (excluding any fee amounts or economic terms that do not adversely affect the conditionality of the commitments), collectively, the “Debt Commitment Letters”) from one or more financing sources in an amount of not less than $45,000,000 (each, individually, a “Debt Financing Source” and collectively the “Debt Financing Sources”), pursuant to which, and subject to the terms and conditions set forth therein, the Debt Financing Sources have committed to provide the debt financing described therein (the “Debt Financing”), and (ii) executed equity commitment letters or subscription agreements (the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Financing Commitments”), from one or more equity investors, pursuant to which the equity investors thereto have committed, subject to the terms and conditions set forth therein, to provide equity financing (comprised of cash and rollover securities) in an amount of not less than $45,000,000 (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b)       Sufficient Funding. The Financing Commitments, together with cash on hand of Parent, is sufficient in the aggregate to (i) fund the payment of the aggregate Merger Consideration, (ii) pay all fees, costs, and expenses required to be paid by Parent pursuant to this Agreement in connection with the Merger and other transaction contemplated by this Agreement, and (iii) satisfy all other payment obligations of Parent, Merger Sub and Surviving Corporation under this Agreement, in each case assuming satisfaction or waiver of the conditions set forth in Article VI of this Agreement. Parent does not have any reason to believe that it will be unable to obtain the Financing on the terms and conditions described in the Financing Commitments.

(c)       No Amendments or Modifications to Financing Commitments. As of the date of this Agreement, the Financing Commitments have not been amended or modified in any manner, and no such amendment or modification is contemplated by Parent. None of the Financing Commitments has been withdrawn or terminated. The Financing Commitments are in full force and effect and constitute legal, valid, and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)       No Side Letters. There are no side letters or other contracts, agreements, arrangements, or understandings (whether written or oral) related to the Financing to which Parent or Merger Sub or any of its Affiliates is a party that would reasonably be expected to adversely affect the availability of the Financing or the enforceability of the Financing Commitments.

(e)       Solvency. Assuming the accuracy of the representations and warranties of the Company set forth in this Agreement, immediately after giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement, including the Financing, any alternative financing, and the payment of all related fees and expenses, Parent and the Surviving Corporation will be solvent.

(f)       No Financing Contingency. Each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the Merger is not contingent on the Company’s ability to obtain the Financing or any alternative financing.

Section 4.05 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06 Ownership of Company Common Stock. Neither Parent nor any of Parent’s Affiliates or associates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, or Company Class A Preferred Stock, other than: (a) 248,772 shares of Company Common Stock, (b) no shares of Company Class B Common Stock, (c) 254,964 shares of Company Class C Common Stock, and (d) 12,927 shares of Company Class A Non-voting Preferred Stock to be owned by Parent immediately preceding the consummation of the Merger, which shares are to be acquired from members of Parent (each of such members having acquired the shares more than three (3) years prior to the date of this Agreement) as contributions made in exchange for the members acquiring their respective membership interests in Parent.

Section 4.07 Brokers. Other than CBIZ Forensic Consulting Group, LLC neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection the Merger.

Section 4.08 Ownership and Operations of Merger Sub and Parent; Affiliates. Parent owns all of the outstanding capital stock of Merger Sub. Parent and Merger Sub were each formed solely for the purpose of engaging in the Merger and the transactions contemplated hereby and have each engaged in no other business activities other than those relating to the Merger and the transactions contemplated hereby.

Section 4.09 Certain Arrangements. As of the date of this Agreement, there are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (i) between Parent, Merger Sub, or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Merger, or (ii) between Parent, Merger Sub, or any of their respective Affiliates, on the one hand, and any other Person, on the other hand, pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger (other than the Voting Agreements) or agrees to vote in favor of any Superior Proposal.

Section 4.10 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company, nor any of its stockholders, directors, officers, employees, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or its business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company, nor any of its stockholders, directors, officers, employees, advisors, agents or representatives, will have or be subject to any liability or other obligation to Parent or Merger Sub resulting from the delivery, dissemination, or any other distribution to Parent, Merger Sub, or their respective stockholders, directors, officers, employees, Affiliates or Representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates, or representatives of any information, documents, estimates, projections, forecasts, or other forward-looking information, business plans, or other material provided or made available to Parent, Merger Sub, or their respective stockholders, directors, officers, employees, Affiliates or Representatives in anticipation or contemplation of the Merger.

Section 4.11 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub and their Representatives may have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company, or any of its stockholders, directors, officers, employees, advisors, agents or Representatives, with respect thereto.

Section 4.12 No Third Party Transaction. Neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding with any Third Party concerning the possible sale of the Surviving Corporation or all or substantially all the assets of the Surviving Corporation to a Third Party after the Merger has been consummated.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, and shall cause each of the Company’s Subsidiaries to, except as expressly permitted or contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use the Company’s commercially reasonable efforts to conduct the Company’s business only in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of the Company’s Subsidiaries to, use the Company’s commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and key employees on terms and conditions substantially comparable to those currently in effect and maintain its current rights and franchises, in each case, consistent with past practice, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or contemplated by this Agreement, or as required by applicable Law, the Company shall not, nor shall the Company permit any of the Company’s Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)       amend or propose to amend its Charter Documents;

(b)        (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of the Company’s or Company Subsidiaries’ capital stock or other equity interests (other than dividends from the Company’s direct or indirect owned Subsidiaries);

(c)       issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, if any, (ii) the issuance of shares of Company Common Stock upon exercise of any Warrant that is outstanding as of the date of this Agreement, if any, or (iii) the issuance of shares of Company Common Stock upon the conversion of Convertible Notes, if any;

(d)       except as required by any Company Benefit Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of the Company’s Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Benefit Plan, other than contributions required by Law, the terms of such Company Benefit Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e)       acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(f)       (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided that the foregoing shall not prohibit the Company and the Company’s Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g)       repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)       except as set forth in Section 5.01(h) of the Company Disclosure Letter, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(i)       except as set forth in Section 5.01(i) of the Company Disclosure Letter, institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided that neither the Company nor any of the Company’s Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j)       make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)        (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or the Company’s Subsidiaries;

(l)       enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)       except in connection with actions permitted by Section 5.04, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n)       abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o)       modify any privacy policies of the Company or any of the Company’s Subsidiaries or the integrity, security, or operation of the Company IT Systems in any adverse manner that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(p)       terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(q)       engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(r)       adopt or implement any stockholder rights plan or similar arrangement; or

(s)       agree or commit to do any of the foregoing.

Section 5.02 Conduct of Parent. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, except as expressly permitted or contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), Parent shall not, and shall not permit any of Parent’s Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or intentionally impede the consummation of the Merger or the other transactions contemplated by this Agreement; provided that this Section 5.02 shall not govern obligations governed by Section 5.09, which shall be solely governed by Section 5.09.

Section 5.03 Access to Information; Confidentiality.

(a)       Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall, and shall cause the Company’s Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times, during normal business hours and on reasonable prior notice and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the properties, offices, and other facilities and to all books, records, contracts, and such other assets and information of the Company and the Company’s Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of the Company’s Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)       Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.03(a), shall be treated in accordance with the Confidentiality Agreement, dated July 1, 2022, between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04 No Solicitation.

(a)       Takeover Proposal. Except as permitted by this Section 5.04, during the period from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with its terms, the Company shall not, and shall direct and cause the Company’s Subsidiaries and the Company’s and the Company’s Subsidiaries’ respective Representatives not to: (i) directly or indirectly, solicit, initiate, or knowingly facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal; (ii) continue, conduct, or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of the Company’s Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of the Company’s Subsidiaries to any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (iii) except where the Special Committee makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would cause the Company Board to be in breach of/be inconsistent with the Company’s Board’s fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; (iv) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; (v) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”); or (vi) approve, authorize, agree, or publicly announce any intention to do any of the foregoing. The Company shall, and shall cause the Company’s Subsidiaries and the Company’s and the Company’s Subsidiaries’ Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use the Company’s reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 5.04 by any Representative of the Company or the Company’s Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or any of the Company’s Subsidiaries, shall be deemed to be a breach of this Section 5.04 by the Company.

(b)       Permitted Conduct Related to Certain Takeover Proposals. Notwithstanding Section 5.04(a), prior to the receipt of the Disinterested Stockholder Approval, the Special Committee, directly or indirectly through any Representative, may, subject to Section 5.04(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited, written Takeover Proposal that the Special Committee believes in good faith, after consultation with the Special Committee’s financial advisors and outside legal counsel, constitutes a Superior Proposal; and (ii) thereafter furnish to such third party non-public information relating to the Company or any of the Company’s Subsidiaries pursuant to an executed confidentiality agreement (a copy of which confidentiality agreement shall be provided promptly to Parent for informational purposes (and in all events within 24 hours)); provided, in each such case, that: (A) none of the Company or the Company’s Subsidiaries or any of their respective Representatives shall have violated any of the provisions of this Section 5.04, and (B) the Company Board first shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would cause the Company Board to be in breach of its fiduciary duties under applicable Law.

(c)       Notification to Parent. The Special Committee shall not take any of the actions referred to in clauses (i) or (ii) of Section 5.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that the Company intends to take such action. The Company shall notify Parent promptly (but in no event later than two Business Days) after the Company obtains Knowledge of the receipt by the Company (or any of the Company’s Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of the Company’s Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s and any of the Company’s Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d)       Permitted Conduct Related to a Superior Proposal. Except as expressly permitted by this Section 5.04(d) or Section 5.04(e), neither the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote and Disinterested Stockholder Approval, the Company Board, upon the recommendation of the Special Committee, may: (i) effect a Company Adverse Recommendation Change with respect to a Superior Proposal or (ii) terminate this agreement pursuant to Section 7.04(a) in order to enter into a Company Acquisition Agreement with respect to such Superior Proposal; in each case, that did not result from a breach of this Section 5.04, if: (A) the Company promptly notifies Parent, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before taking the action described in clause (i) or (ii) of this Section 5.04(d), of the Company’s intention to take such action with respect to such Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare is a Superior Proposal, and that the Company Board intends to take the action described in clause (i) or (ii) of this Section 5.04(d); (B) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal; (C) the Company and the Company’s Representatives during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in Parent’s discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (D) the Company Board determines in good faith, after consulting with the Company Board’s financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would cause the Company Board to be in breach of the Company Board’s fiduciary duties under applicable Law.

(e)       Permitted Conduct Related to Intervening Events. Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Requisite Company Vote and Disinterested Stockholder Approval, the Company Board may effect a Company Adverse Recommendation Change if: (i) prior to effecting the Company Adverse Recommendation Change, the Company promptly notifies Parent, in writing, at least five Business Days (the “Intervening Event Notice Period”) before taking such action of the Company Board’s intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (ii) the Company shall, and shall cause the Company’s Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, cease to constitute an Intervening Event, if Parent, in Parent’s discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Intervening Event Notice Period subsequent to the time the Company notifies Parent of any such material development (it being understood that there may be multiple extensions)); and (iii) the Company Board determines in good faith, after consulting with the Company Board’s financial advisors and outside legal counsel, that the failure to effect such Company Adverse Recommendation Change, after taking into account any adjustments made by Parent during the Intervening Event Notice Period, would cause the Company Board to be in breach of the Company Board’s fiduciary duties under applicable Law. The Company acknowledges and agrees that any Company Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Takeover Proposal may be made solely and exclusively pursuant to Section 5.04(d) only, and may not be made pursuant to this Section 5.04(e), and any Company Adverse Recommendation Change may only be made pursuant to this Section 5.04 and no other provisions of this Agreement.

(f)       Compliance with Tender Offer Rules. Nothing contained herein shall prevent the Company Board or any committee thereof from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with the Company’s financial advisors and outside legal counsel, that failure to disclose such position would cause the Company Board to be in breach of the Company Board’s fiduciary duties under applicable Law; provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board (or any committee thereof) relating to any determination, position or other action by the Company, the Company Board or any committee thereof with respect to any Takeover Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly and publicly reaffirms the Company Board Recommendation in such disclosure.

(g)       Parent’s and Parent’s Members’ Actions with Respect to a Takeover Proposal. For clarity purposes, nothing contained in this Section 5.04 shall be deemed to limit or restrict the right of Parent and any or all of the members of Parent to vote their respective voting Company Securities against a Takeover Proposal or against the approval of a Company Acquisition Agreement.

Section 5.05 Stockholders Meeting; Preparation of Proxy Materials; Approval by Sole Stockholder of Merger Sub.

(a)       Company Stockholders Meeting. The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement and in no event later than 90 days following the date on which the definitive version of the Company Proxy Statement is first mailed to holders of the Company Common Stock. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use reasonable best efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Securities required by the Certificate of Incorporation and applicable Law to obtain such approval. The Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested Parent or Merger Sub. The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Stockholders Meeting for no longer than twenty Business Days in the aggregate: (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Stockholder Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Requisite Company Vote and Disinterested Stockholder Approval at the Company Stockholder Meeting. If the Company Board makes a Company Adverse Recommendation Change, such will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(b)       Preparation of Company Proxy Statement. In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement (and no later than 30 days after the date of this Agreement), the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to cause the Company Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to the Company’s stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and the Company’s Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(c)       Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

Section 5.06 Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any Legal Action commenced, or to such party’s Knowledge, threatened against, relating to, or involving or otherwise affecting such party or any of its Subsidiaries or Affiliates, which relate to the transactions contemplated by this Agreement; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Article VI of this Agreement to be satisfied; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.06 or the failure of any condition set forth in Article VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.06 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.07 Directors’ and Officers’ Indemnification and Insurance.

(a)       Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company’s Subsidiaries (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)       Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 100% of the last annual premium paid by the Company or any of the Company’s Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.07(b) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c)       Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.07).

(d)       Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.08 Commercially Reasonable Efforts.

(a)       Governmental and Other Third-Party Approvals; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.08), each of the parties hereto shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as are necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all required consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with such party’s Representatives and the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(b)       Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 5.08(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification, consents, and filings under applicable Antitrust Laws as promptly as practicable following the date of this Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.09(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c)       Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d)       No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided that, if requested in writing by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

Section 5.09 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits; provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use such party’s reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.09 shall not apply to any release, statement, announcement or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 5.04; (ii) any other disclosure issued or made in compliance with Section 5.04; or (iii) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.09.

Section 5.10 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 5.12 Stock Exchange Delisting; Deregistration. The Company shall cooperate with Parent and use the Company’s reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.13 Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened in writing, against the Company or any of the Company’s directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such Legal Action. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding anything to the contrary in this Section 5.13, any matters relating to Dissenting Shares shall be governed by Section 2.03.

Section 5.14 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform Merger Sub’s obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.15 Resignations. At the written request of Parent, the Company shall cause each director of the Company or any director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 5.16 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.17 Financing Cooperation.

(a)        Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, use its commercially reasonable efforts to provide, in each case, all cooperation as is necessary and customary or as may be required under the terms of any Debt Financing, to assist Parent and Merger Sub in connection with the Debt Financing, including:

(i)	if required under the terms of any Debt Commitment Letter or definitive documents related thereto, furnishing Parent and Merger Sub, as promptly as reasonably practicable, with (I) the financial statements required by the Debt Commitment Letter and (II) other financial and other data regarding the Company and its Subsidiaries to the extent available to the Company;

(ii)	providing reasonably promptly to Parent and Merger Sub such other information regarding the Company and its Subsidiaries that is readily available or within the Company’s or such Subsidiary’s possession, in each case, as is reasonably requested in connection with the Debt Financing;

(iii)	if required under the terms of any Debt Commitment Letter or definitive documents related thereto, executing and delivering reasonable and customary officers’ certificates, secretary certificates, perfection certificates, and other documentation required by the Debt Financing Sources and the definitive documentation related to the Debt Financing, and reasonably facilitating the making of guarantees and granting of security interests (and perfection thereof) in collateral, in each case contingent upon, or the effectiveness thereof to be subject to, the occurrence of the Closing;

(iv)	delivering possessory collateral (such as certificated equity and promissory notes) within its possession or control to the Debt Financing Sources, subject to the occurrence of the Closing;

(v)	using commercially reasonable efforts to cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive documentation relating to the Debt Financing that are within its control;

(vi)	taking all reasonably requested formal corporate or similar actions in connection with the Debt Financing and execute the definitive documentation for the Debt Financing, in each case, subject to the occurrence of the Closing; and

(vii)	using commercially reasonable efforts to deliver applicable supporting information and documentation and assisting with, and providing reasonable cooperation with respect to, customary appraisals and field exams.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a)       Company Stockholder Approval. This Agreement will have been duly adopted by the vote of disinterested stockholders in accordance with Section 144(c) of the DGCL.

(b)       Regulatory Approvals. The waiting period applicable to the consummation of the Merger, if any, shall have expired or been terminated and all required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

(c)       No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(d)       Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.01 of the Company Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a)       Representations and Warranties.

(i)       The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b)(i), Section 3.03(d), Section 3.03(e), Section 3.05(a), Section 3.10, and Section 3.19) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii)       the representations and warranties of the Company contained in Section 3.02 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and

(iii)       the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.03(b)(i), Section 3.03(d), Section 3.03(e), Section 3.05(a), Section 3.10, and Section 3.19 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)       Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)       Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)       Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c).

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a)       Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)       Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)       Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Section 6.04 Frustration of Closing Conditions. Neither the Company, Parent, or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT, AND WAIVER

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote and Disinterested Stockholder Approval) by the mutual written consent of Parent, Merger Sub, and the Company.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote and Disinterested Stockholder Approval):

(a)       if the Merger has not been consummated on or before March 12, 2026 (the “End Date”); provided that the End Date shall be automatically extended to the later of 90 days following (i) the date the Definitive Proxy Statement is filed and (ii) the date, if applicable, upon which any review or investigation by a Governmental Entity, including, without limitation, the SEC, is completed; provided further, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of the failure of the Merger to be consummated on or before the End Date;

(b)       if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)        if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote and Disinterested Stockholder Approval shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03 Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a)       If: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04 or Section 5.05(a) or

(b)       if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied.

Section 7.04 Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a)       if, prior to the receipt of the Requisite Company Vote and Disinterested Stockholder Approval at the Company Stockholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04, to enter into a Company Acquisition Agreement (other than a confidentiality agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided, further, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b)       if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent or (ii) the End Date; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to the other party or parties hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice. If this Agreement is properly and validly terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability or obligation on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party or parties hereto, except: (a) with respect to Section 5.03(b), this Section 7.05, Section 7.06, and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party or parties hereto, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of such other party’s representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06 Fees and Expenses Following Termination.

(a)       If this Agreement is terminated by Parent pursuant to Section 7.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two Business Days after such termination, the Termination Fee, plus Parent’s Expenses actually incurred by Parent on or prior to the termination of this Agreement.

(b)       If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee, plus Parent’s Expenses actually incurred by Parent on or prior to the termination of this Agreement.

(c)       If this Agreement is terminated (i) by Parent pursuant to Section 7.03(b), or (ii) by the Company or Parent pursuant to (A) Section 7.02(a), provided that, at the time of termination, the Disinterested Stockholder Approval has not been obtained and, in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 7.02(a), or (B) Section 7.02(c); and, in each case: (1) prior to such termination, a Takeover Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and (2) within twelve months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or consummated any Takeover Proposal (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee, plus Parent’s Expenses actually incurred by Parent on or prior to the termination of this Agreement (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to “15%” shall be deemed to be references to “35%” instead). If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within twelve months following the date of the termination of this Agreement, such Person or any of the Person’s Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of this Section 7.06(c).

(d)       The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee and/or any Expense reimbursement under this Agreement shall not limit or otherwise affect Parent’s or Merger Sub’s right to specific performance as provided in Section 8.13; and (ii) in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(e)       Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Parent and the Company shall be equally responsible for all filing fees incurred in connection with any Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement.

(f) Notwithstanding anything herein to the contrary, the Company and its Representatives agree that (i) no Debt Financing Source shall have any liability hereunder (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or losses arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance, or breach (provided that nothing in this Section 7.06(f) shall limit the liability or obligations of the Debt Financing Parties under the Debt Commitment Letter or any definitive agreements with respect to the Debt Financing); and (ii) only the Parent or its Representatives shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter.

Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Disinterested Stockholder Approval, by written agreement signed by each of the parties; provided, however, that (a) following the receipt of the Requisite Company Vote and Disinterested Stockholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval and (b) none of the Debt Financing Source Protective Provisions may be amended or modified in any manner that is adverse to any Debt Financing Source without the consent of such Debt Financing Source. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 7.07 shall be void, ab initio.

Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) jointly agree extend the time for the performance of any of the obligations of the other party(ies); (b) individually waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, individually waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of such party’s rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acquisition Group” means Parent, Merger Sub and the members of Parent holding equity interests of Parent.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which the SEC or banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended through the date of this Agreement.

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Company Adverse Recommendation Change” means the Company Board: (a) withholding, withdrawing, amending, modifying, or materially qualifying, or publicly proposing to withhold, withdraw, amend, modify, or materially qualify, or fail to make, in each case, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is disseminated to the Company’s stockholders; (c) adopting, approving, endorsing, declaring advisable, or recommending, or publicly proposing to adopt, approve, endorse, declare advisable, or recommend, a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; or (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal.

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Benefit Plan” means any plan or similar program of the Company that provides health, medical, insurance, compensation bonus, retirement, equity or equity equivalent or other benefits to one or more officers, directors, employees, or service providers of or to the Company or any of the Company’s Subsidiaries.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Capital Stock” means the Company Class B Common Stock, Company Class C Common Stock and Company Common Stock.

“Company Class A Preferred Stock” has the meaning set forth in the Recitals.

“Company Class A Preferred Stock Merger Consideration” has the meaning set forth in Section 2.01(b)(iv).

“Company Class B Common Stock” has the meaning set forth in Recitals.

“Company Class B Stock Merger Consideration” has the meaning set forth in Section 2.01(b)(ii).

“Company Class C Common Stock” has the meaning set forth in Recitals.

“Company Class C Stock Merger Consideration” has the meaning set forth in Section 2.01(b)(iii).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Common Stock Merger Consideration” has the meaning set forth in Section 2.01(b)(i).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Employee” means any current or former employee, officer, or director of the Company or any of its Subsidiaries who is or was, as of the relevant time, employed by the Company or any of its Subsidiaries, whether on a full-time, part-time, seasonal, or temporary basis, including those employees who are on leave of absence (including medical leave, military leave, or other approved leave of absence) or who have a right to be reinstated under applicable Law or Company policy.

“Company Equity Award” means a stock option, restricted stock, or other award granted under one of the Company Benefit Plans, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and the Company’s Subsidiaries, taken as a whole; or (b) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions, including any tariffs or trade wars; (ii) the execution and delivery, announcement, or pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, announcement, or pendency or consummation of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, terrorism, or military actions, or the escalation thereof; (v) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities or in the Company’s credit ratings (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Material Contract” has the meaning set forth in Section 3.17(b).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Proxy Statement” has the meaning set forth in Section 3.19.

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Stockholder Approval” has the meaning set forth in Section 3.22(a).

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(c).

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Constituent Documents” means the Company’s or any Subsidiary’s, as the context may requires, certificate or articles of incorporation, certificate or articles of formation, bylaws, or operating agreement, as the case may be.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Debt Financing” has the meaning set forth in Section 4.04.

“Debt Financing Parties” means (a) the Debt Financing Sources and each other Person that commits to provide or arrange or otherwise enters into agreements in connection with the Debt Financing, the Debt Commitment Letter or other debt financings in connection with the transactions contemplated by this Agreement and the parties to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto, and their respective successors and assigns; (b) the respective current and future limited partners, shareholders, managers, members, controlling persons and Affiliates of the Persons specified in clause (a), and their respective successors and assigns; and (c) the current and future limited partners, shareholders, managers, members, controlling persons, Affiliates, officers, directors, employees and representatives of the Persons specified in clauses (a) and (b) and their respective successors and assigns.

“Debt Financing Sources” has the meaning set forth in Section 4.04(a).

“Debt Financing Sources Protective Provisions” means the provisions set forth in Section 7.06, Section 7.07, Section 8.04, Section 8.09, and Section 8.11.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“Disinterested Stockholder Approval” has the meaning set forth in Section 3.22(a).

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and the Person’s Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Company Proxy Statement, the filing of any required notices under the any Antitrust Law, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.08(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, mold, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnified Party” has the meaning set forth in Section 5.07(a).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Intervening Event” means, with respect to the Company any material event, circumstance, change, effect, development, or condition occurring or arising after the date hereof that was not known to, nor reasonably foreseeable by, any member of the Company Board, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the Company Common Stock, in and of itself; (c) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date hereof; or (d) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally; provided, however, that the exceptions to this clause contained in (b) and (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred.

“Intervening Event Notice Period” has the meaning set forth in Section 5.04(e).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent Disclosure Letter; in each case, after due inquiry.

“Labor Agreement” has the meaning set forth in Section 3.17(a)(vii).

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, examinations, or other similar legal proceedings by or pending before any Governmental Entity, arbitrator, mediator, or other tribunal.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Material Contracts” has the meaning set forth in Section 3.17(b).

“Maximum Premium” has the meaning set forth in Section 5.08(b).

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Nasdaq” has the meaning set forth in Section 3.03(c).

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Parent Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; and (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” means collectively, with respect to any Person, such Person’s directors, officers, Affiliates, employees, investment bankers, attorneys, accountants, consultants, brokers, or other agents, advisors, or authorized representative of such Person.

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Special Committee” means the special committee of the Board of the Directors of the Company formed by the Board of Directors of the Company, to review the terms of the Merger and comprised of Richard E. Turk and Robert M. Carrino.

“Special Committee Financial Advisor” has the meaning set forth in Section 3.10.

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal that did not result from a breach of Section 5.04 (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) is (a) notwithstanding any required stockholder approval, reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the holders of Company Common Stock, Company Class B Common Stock, Company Class C Common Stock, and Company Class A Preferred Stock than the transactions contemplated by this Agreement; in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.04(d).

“Superior Proposal Notice Period” has the meaning set forth in Section 5.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and the Company’s Subsidiaries’ consolidated assets or to which 15% or more of the Company’s and the Company’s Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $450,000.00 less the aggregate dollar amount of Parent’s Expenses.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Agreements” has the meaning set forth in Section 3.22(b).

Section 8.02 Interpretation; Construction.

(a)       The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” Any reference in this Agreement to $, cash, or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company to Parent or Merger Sub shall mean posted to the electronic data room established in respect to the Merger at least two (2) Business Days prior to the date of this Agreement.

(b)       The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04 Governing Law.

(a) This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (i) agrees that it will not bring or support any Person in any Legal Action of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Parties in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction and (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Legal Action (whether in Law or in equity, whether in contract or in tort or otherwise) to the same extent such rights are waived pursuant to Section 8.06.

Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Supreme Court of State of New York, Suffolk County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any state or federal court within the State of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	FONAR, LLC
265 Spagnoli Road
Melville, New York 11747
Attention: Timothy R. Damadian
Email: tdamadian@gmail.com

with a copy (which will not constitute
notice to Parent or Merger Sub) to:	Moritt Hock & Hamroff LLP
400 Garden City Plaza
Garden City, New York 11530
Attention: Dennis C. O’Rourke, Esq.
Email: dorourke@moritthock.com
bdaughney@moritthock.com

If to the Company, to:	FONAR Corporation
110 Marcus Avenue
Melville, New York 11747
Attention: John P. Collins, Esq.
Email: JCollins@fonar.com

with a copy (which will not constitute
notice to the Company) to:	Meister Seelig & Fein PLLC
125 Park Avenue - 7th Floor
New York, New York 10017
Attention: Denis Dufresne, Esq.
Louis Lombardo, Esq.
Email: dad@msf-law.com
ll@msf-law.com

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020

Attention:	Joshua Kaye, Esq.
Jon Venick, Esq.
Email:	Joshua.Kaye@us.dlapiper.com
Jon.Venick@us.dlapiper.com

Section 8.08 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or the Company Disclosure Letter), the statements in the body of this Agreement will control. Notwithstanding the foregoing or any other provisions of this Agreement to the contrary, the Company Disclosure Letter and the Parent Disclosure Letter contain “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and therefore do not form a part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

Section 8.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.07, (c) the rights of the Indemnified Parties as set forth in Section 5.08 and (d) the Debt Financing Sources shall be third-party beneficiaries of, and shall be entitled to rely on, the Debt Financing Sources Protective Provisions.

Section 8.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that (a) prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly owned subsidiaries and (b) Parent and Merger Sub may pledge or assign any or all of its rights hereunder to the Debt Financing Sources as collateral security for their obligations in connection with the Debt Financing, in each case, without the consent of any other Party. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance.

(a)       The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Merger survive any termination of this Agreement.

(b)       Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:

FONAR Corporation

By:	/s/ John P. Collins
Name: John P. Collins
Title: General Counsel

PARENT:

FONAR, LLC

By:	/s/ Timothy R. Damadian
Name: Timothy R. Damadian
Title: Manager

MERGER SUB:

FONAR Acquisition Sub, Inc.

By:	/s/ Timothy R. Damadian
Name: Timothy R. Damadian
Title: President

EXHIBIT A

Certificate of Incorporation of Surviving Corporation

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
FONAR CORPORATION

The undersigned, in order to form a corporation pursuant to Section 102 of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST: The name of the Corporation is: FONAR CORPORATION (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is: 800 North State Street, Suite 304, Dover, Delaware 19901. The name of the registered agent at such address for service of process is the United Corporate Services, Inc.

THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 10,000. All shares shall be common stock, with a par value $0.00001 per share and are to be of one class.

FIFTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL.

SIXTH: The Corporation shall indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, in accordance with the laws of the State of Delaware, and to the full extent permitted by said laws. Such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, including insurance purchased and maintained by the Corporation, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation, or the By-Laws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action asserting a claim governed by the internal affairs doctrine; or (v) any action asserting a claim relating to the business of the corporation, the conduct of its affairs, or the rights or powers of the Corporation or its stockholders, directors, or officers. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE SEVENTH.

EIGHTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and, with the sole exception of those rights and powers conferred under the above ARTICLES FIFTH AND SIXTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

IN WITNESS WHEREOF, the undersigned executes, signs and acknowledges this Certificate of Incorporation, this ____ day of _______________, 202_, and affirms the statements contained herein as true under penalty of perjury.

Secretary